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                                                                    EXHIBIT 99.1

64 Sidney Street
Cambridge
Massachusetts
02139-4136 USA
                                                            News Release

                                 Alkermes

For Immediate Release
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              ALKERMES ANNOUNCES NEW PROLEASE(R) COLLABORATION WITH
                               JOHNSON & JOHNSON

             Third Major Agreement for ProLease Sustained Release
                             Drug Delivery System

Cambridge, MA, December 2, 1996 - Alkermes, Inc. (NASDAQ:ALKS) today announced the signing of an agreement with R.W. Johnson Pharmaceutical Research Institute
(PRI), a division of Johnson & Johnson, for the development of ProLease sustained release formulations of a PRI proprietary compound. The agreement announced today builds upon the successful completion of a feasibility agreement between the two parties entered into earlier this year. Funding to Alkermes for this phase of the collaboration is expected to be approximately $20 million assuming the development of the product candidate proceeds as planned.

The objective of the collaboration is to apply the ProLease drug delivery system to a PRI proprietary compound being developed for the treatment of hormone mediated disorders, enabling single injections of the compound to last for several weeks. Pursuant to the agreement announced today, in exchange for worldwide rights to products resulting from the collaboration, PRI will provide Alkermes with development funding, milestone payments and royalty payments based on sales. Alkermes is expected to manufacture the commercialized ProLease products. PRI will be responsible for conducting clinical trials and securing regulatory approvals and Ortho McNeil Pharmaceutical, together with its affiliates, will be responsible for marketing of the products.
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Alkermes' ProLease drug delivery system enables the creation of injectable sustained release formulations of fragile pharmaceutical compounds by encapsulating them in microspheres made of common medical polymers. In addition to its collaboration with PRI, Alkermes has announced collaborations for ProLease product candidates with Genentech (for human growth hormone) and Schering-Plough (for alpha interferon). Sustained release formulations of drugs are designed to provide significant cost, safety and/or efficacy benefits to patients and physicians by enabling single injections to last for days to weeks.

This is the latest collaboration for the development of injectable sustained release products to be announced between Alkermes and Johnson & Johnson. In May, 1996, Alkermes announced a collaboration with Janssen Pharmaceutica, a subsidiary of Johnson & Johnson, for the development of a product based on Alkermes' Medisorb(R) drug delivery system. On October 24, 1996, Alkermes announced an expansion of this collaboration including further clinical trials and scale up activities.

"Our collaboration with PRI adds another important product candidate to the ProLease portfolio," said Richard F. Pops, Chief Executive Officer of Alkermes. "With the successful completion of the feasibility phase of the program our efforts are now shifting to more advanced product development activities in preparation for human clinical trials, manufacturing scale-up and expected product launch."

Alkermes is a leader in the development of products based on sophisticated drug delivery technologies. Alkermes' focus is on two important drug delivery opportunities: (i) controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease and Medisorb technologies; and (ii) the delivery of drugs into the brain past the blood-brain barrier, utilizing its RMP-7/TM/ technology. In addition to its Cambridge, Massachusetts headquarters, Alkermes operates a manufacturing facility in Ohio and a medical office in Cambridge, England.

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The expected results stated above constitute forward-looking statements under
Federal securities laws. Consequently, actual results may differ materially from expectations. Meaningful factors that may affect the realization of these expected results include: (i) Alkermes and PRI could not be permitted by regulatory authorities to undertake clinical trials for the product candidates;
(ii) product candidates could be ineffective or unsafe during clinical trials; and (iii) technological change in the pharmaceutical industry could render the product candidates obsolete or noncompetitive. For further discussion of factors that may affect expected results, see Alkermes' Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

Contact:
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Richard F. Pops            Press Relations:        Investor Relations:
Chief Executive Officer    Thomas A. Pearson       Reagan Codner
Alkermes, Inc.             Pearson Communications  Burns McClellan
(617) 494-0171             (610) 995-9730          (212) 505-1919

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